UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 10

Amendment No. 3

Date of Amendment No. 3: November 2, 2016

Date of Amendment No. 2: October 18, 2016

Date of Amendment No. 1: October 4, 2016

Date of Original Filing: September 30, 2016

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ATI MODULAR TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	81-3131497

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

c/o Alton Perkins
4700 Homewood Court, Suite 100, Raleigh, North Carolina	27609

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 406-2713

Send all correspondence to:

Alton Perkins
4700 Homewood Court

Suite 100

Raleigh, North Carolina 27609

Telephone/Facsimile: (888) 406-2713
Email: ap@atimodular.com

Copies to:

Anthony R. Paesano

Paesano Akkashian Apkarian, P.C.

7457 Franklin Road

Suite 200

Bloomfield Hills, Michigan 48301

Telephone: (248) 792-6886

Email: apaesano@paalawfirm.com

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered

Common Stock, $.0001	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, referenced in this registration statement to “ATI Modular” or the “Company,” or pronouns such as, “we,” “our” or “us” refers to ATI Modular Technology Corp. Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

 EXPLANATORY NOTE

On September 30, 2016, the Company filed its registration information on Form 10. The Company filed its First Amendment on October 4 to add two exhibits related to cooperative agreements with the Yongan Government and Chizou Jiangnan provinces in China. This Second Amendment is being filed to disclose the terms and conditions of the Company’s Employment Agreement with Alton Perkins in serving as the Company’s Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary. The Employment Agreement is dated July 1, 2016, but the effective date and compensation payout was October 12, 2016. As a result of the stock issuance under the Employment Agreement, Mr. Perkins beneficially owns 110,117,593 shares of the Company’s common stock, or 87% of the issuance and outstanding shares of common stock in the Company.

This Second Amendment also amends Item 5 to disclose Mr. Perkins’ position with EXA, Inc., a former blank check company (“EXA”). The Company’s largest shareholder, AmericaTowne, Inc., a Delaware corporation, closed on the purchase of the majority and controlling interest of EXA on October 13, 2016. EXA is listed on the OTC:Pinks as “EXAI.”

 FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology suggesting a belief in future performance and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Description of Business.

(a) General Development of Business

We are an operating company engaged in the development and the exporting of modular energy efficient technology and processes that allow government and private enterprises in China to use US-based methods for creating modular spaces, facilities, and properties. We are in the business of all aspects of modular construction, including but not limited to, (a) the furtherance of modular construction technology, education and development in developed and undeveloped countries, (b) acquisition and/or installation of construction equipment, materials, furnishings, adware, insulation, flooring, roofing, wiring, plumbing, heating and air conditioning, and landscaping, and (c) other businesses directly or tangentially related to these lines of services, including assisting businesses and entrepreneurs in securing naming, licensing or promotional rights, driving internet and media traffic, increasing visibility of product and name recognition, and other services. As with any business plan that is aspirational in nature, there is no assurance we will be able to accomplish all of our objectives or that we will be able to meet our financing needs to accomplish our objectives; however, we believe that we are not a “shell company,” as defined under Rule 12b-2 of the Exchange Act. Our CIK number is 0001697426, and we have selected June 30 as our fiscal year.

We are currently evaluating a physical location for our operations in China along with a manufacturing facility. Our principal executive offices are located at 4700 Homewood Court, Suite 100 in Raleigh, North Carolina. We are registered as a foreign business entity in the State of North Carolina. We lease the office space from Yilaime Corporation, a Nevada corporation doing business in North Carolina, and a related party to the Company, as set forth below.

The Company was incorporated on January 2, 1969 as United Gold & Silver Co. (“UGS”). On February 17, 1971, UGS merged with Lucky Irish Silver, Inc., a Montana corporation, and Deep Creek Mines, Inc., a Washington corporation, in which the surviving entity’s name remained USG. On November 29, 1999, USG merged with Auto America, Inc., (“Auto America”), a Delaware corporation, through the filing of Articles of Merger resulting in the surviving entity changing its name from USG to Auto America. From 2002 to 2007, the State of Washington automatically filed numerous Certificates of Administrative Dissolutions for Auto America for failure to file annual reports. On May 14, 2007, Auto America filed its final Application of Reinstatement resulting in restoring the Company to good standing. Also, on May 14, 2007, Auto America filed Amended Articles of Incorporation changing its name to Charter Equities, Inc. (“Charter Equities”). Charter Equities converted to an Arizona corporation on January 23, 2008. Shortly thereafter, the Company converted to Nevada corporation and changed its name to Global Recycle Energy, Inc. We amended our articles of incorporation on June 27, 2016, changing our name to ATI Modular Technology Corp.

(b) Description of Registrant’s Plan of Operation

As of the filing of this Registration Statement, we are in the first quarter of our fiscal year. Our focus at this time is on performing our duties and obligations under a series of pending operational agreements, discussed below.

As set forth below, the Company intends on relying on other businesses controlled by our sole director and officer, and beneficial owner of the majority shares of common stock in the Company – Alton Perkins, in implementing its business plan.

Mr. Perkins is the control person of Yilaime Corporation, AmericaTowne and AXP Holding Corporation. At this time, the purpose of the Company is to service the construction and related technology needs of AmericaTowne under AmericaTowne’s agreements with the Shexian County Investment Promotion Bureau in developing an AmericaTowne community in the Hanwang mountains in Shexian, China. The Company also intends on supporting these services in other AmericaTowne ventures at the invitation of the Xiamen Longyan City Chamber of Commerce, Xiamen/Longyan China and the Xiamen City Growth Planning Agency in developing an AmericaTowne Community and an International School in Longyan County China.

The related export services rendered to the Company in the implementation of its business plan cannot be provided by AmericaTowne or through the AmericaTowne relationship. In order to avoid conflicts of interest, Mr. Perkins is of the opinion that there must be a separate and distinct agreement between, in this case, the Company and AXP Holding Corporation. Furthermore, although other similar IC-DISC entities exist, the Company is able to obtain better terms and conditions from AXP Holding Corporation in light of Mr. Perkins’ control of AXP Holding Corporation.

AmericaTowne’s Board of Directors determined that operating and controlling a separate but related entity focused on the development and the exporting of modular energy efficient technology and processes for government and private enterprises in China would be more prudent from a risk mitigation and operational standpoint than providing these services under the AmericaTowne business plan. Furthermore, the intent of the Company is to expand its services and relationships to other similar endeavors in projects not related to AmericaTowne, thus the need to maintain and operate a separate entity.

Cooperative Agreement (Shexian County Government, China)

The Company’s majority and controlling shareholder – AmericaTowne, is a party under the Cooperative Agreement with the Shexian County Investment Promotion Bureau (the “Shexian Agreement”). Under the Shexian Agreement, AmericaTowne and the Shexian County Bureau have agreed to a partnership in furthering the development of an AmericaTowne community in the Hanwang mountains. Although not definitive at this time, the parties have agreed that, in consideration for AmericaTowne’s investment of approximately $30,000,000 into the development, plus any additional tax paid to the local government, where applicable, the Shexian County Bureau will dedicate local resources, including land (which AmericaTowne would be required to obtain rights through local bid invitation), and participation with AmericaTowne in an agreed upon equity split through a future definitive agreement.

The Company will be providing construction and technology services to AmericaTowne in facilitating AmericaTowne’s obligations under the Shexian Agreement. The Company’s ability to generate revenue under its agreement with AmericaTowne could be impaired in the event AmericaTowne is not able to meet its obligations under the Shexian Agreement. Furthermore, Mr. Perkins, as a control person of each entity, might elect to forego certain obligations of AmericaTowne under the Shexian Agreement or not enter into a more definitive agreement with the Shexian County Bureau, which in turn, could impact the Company’s ability to meet its business plan set forth herein.

Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project (Jiangnan)

On September 8, 2016, the Company entered into the Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project with the Jiangnan Industry Zone in Anhui Province (the “Jiangnan Agreement”). Under the Jiangnan Agreement, the Company has agreed to manufacture and install modular buildings, and provide research into the development of green building module manufacturing. The Company has agreed to provide appropriate technology and intelligent systems in providing modular building lifecycle services. The location of the planned project is the New Material Industry Park in the Jiangnan Industry Zone in Anhui Province. The parties have projected a cost of $30,000,000.

The Company has agreed to grant the Jiangnan Industry Zone audit, access, supervision, inspection and other rights. The Jiangnan Industry Zone has agreed to coordinate any and all necessary services in securing benefits associated with the Company being a foreign investment enterprise, including but not limited to, providing the site for the manufacturing facility, tax relief, access to financing and a “Project Headquarter” for the Company, which is defined in the Jiangnan Agreement.

The Jiangnan Agreement is not a definitive agreement; rather, it is a memorialization of the parties’ future intent as to the subject matter therein. The Company’s business plans and objectives could be impaired in the event the parties do not reach a definitive agreement.

Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project (Yongan)

On September 9, 2016, the Company entered into the Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project with the Yongan government in the Fujian province (the “Yongan Agreement”). Under the Yongan Agreement, similar to the Jiangnan Agreement, the Company has agreed to manufacture and install modular buildings, and provide research into the development of green building module manufacturing. The Company has agreed to provide appropriate technology and intelligent systems in providing modular building lifecycle services. The location of the planned project is Yongan city in the Fujian province, China. The parties have projected a cost of $30,000,000.

The Company has agreed to grant the Yongan government audit, access, supervision, inspection and other rights. The Yongan government has agreed to coordinate any and all necessary services in securing benefits associated with the Company being a foreign investment enterprise, including but not limited to, providing the site for the manufacturing facility, tax relief, access to financing and a “Project Headquarter” for the Company, which is defined in the Yongan Agreement.

The Yongan Agreement is not a definitive agreement; rather, it is a memorialization of the parties’ future intent as to the subject matter therein. The Company’s business plans and objectives could be impaired in the event the parties do not reach a definitive agreement.

Sales and Support Services Agreement (Yilaime Corporation)

On June 27, 2016, we entered into a Sales and Support Services Agreement with Yilaime Corporation, a Nevada corporation (“Yilaime”). Yilaime is controlled by Alton Perkins, who is our sole director and officer. Yilaime, and another related-party – Yilaime Corporation of NC, Inc. (“Yilaime NC”), are the holders of the majority of issued and outstanding shares of common stock in AmericaTowne, Inc. (“ATI”), a Delaware corporation and fully-reporting company with the United States Securities and Exchange Commission (the “SEC”). Mr. Perkins is also the Trustee of the Alton & Xiang Mei Lin Perkins Family Trust (“Perkins Trust”) and the AXP Nevada Asset Protection Trust 1 (“AXP”), which holds 5,100,367 and 120,000 shares, respectively, of the issued and outstanding common stock in ATI. Mr. Perkins is the beneficial owner of 20,674,484 shares of ATI, which equals 90.11% of issued and outstanding shares. Mr. Perkins is the beneficial owner of the majority and controlling interest in the Company through his direct holdings, and beneficial holdings through Yilaime, AXP and the Perkins Trust. ATI, Perkins Trust and Mr. Perkins beneficially own 110,117,593 shares, or 86%, of the Company’s common stock.

Under the Services Agreement, Yilaime will provide the Company with marketing, sales and support services in the Company’s pursuit of ATI Modular business in China in consideration of a commission equal to 10% of the gross amount of monies procured for the Company through Yilaime’s services. In consideration of the right to receive this commission, Yilaime has agreed to pay the Company a quarterly fee of $250,000 starting on July 1, 2016. The Services Agreement is set to expire on June 10, 2020, absent early termination for breach thereof by either party. Yilaime retains an option to extend the term under its sole discretion until June 10, 2025 by providing written notice to the Company by March 10, 2019. Yilaime has agreed to be the Company’s exclusive independent contractor in providing the services in the Services Agreement, and has agreed to a non-compete and non-circumvent agreement.

Yilaime is obligated to provide support services only in a manner that is deemed commercially acceptable by Yilaime and Yilaime has the sole right to determine the means, manner and method by which services will be provided and at the time and location of its choosing. Furthermore, as the control person of Yilaime, Mr. Perkins might make decisions he deems are in the best interests of Yilaime, which might be to the detriment of the goals and objectives of the Company.

Modular Construction & Technology Services Agreement (AmericaTowne)

On June 28, 2016, we entered into a Modular Construction & Technology Services Agreement (the “Modular Services Agreement”) with AmericaTowne Inc. (“ATI”), a Delaware corporation and fully-reporting company with the United States Securities and Exchange Commission (the “SEC”). The impetus behind the Modular Services Agreement was the Company’s Cooperative Agreement with the Shexian County Government, China. Under the Cooperative Agreement, ATI and the Shexian County Bureau have agreed to a partnership in furthering the development of an AmericaTowne community in the Hanwang mountains, Shexian, China. In addition, ATI, at the invitation of the Xiamen Longyan City Chamber of Commerce, Xiamen/Longyan China and the Xiamen City Growth Planning Agency plan to pursue the development of an AmericaTowne Community and an International School in Longyan County China.

Under the Modular Services Agreement, ATI Modular shall provide the research, development, training and modular technology in a manner deemed commercially acceptable by ATI based on its commercially reasonable requirements, plans and specifications, which shall be agreed upon in advance of any substantial and material construction. ATI will pay the Company a quarterly fee of $125,000 per quarter. The initial fee was paid upon signing the Modular Services Agreement. The Services Agreement is set to expire on June 10, 2020, absent early termination for breach thereof by either party. ATI retains an option to extend the term under its sole discretion until June 10, 2025 by providing written notice to the Company by March 10, 2019. Yilaime has agreed to be the Company’s exclusive independent contractor in providing the services in the Services Agreement, and has agreed to a non-compete and non-circumvent agreement.

Interest Charge – Domestic International Sales Agreement (AXP Holding Corporation)

On June 29, 2016, we entered into an IC-DISC Service Provider Agreement with AXP Holding Corporation, a Nevada corporation (“AXP Holding”) and related party to the Company through Mr. Perkins control of AXP Holding. AXP Holding is an Interest Charge - Domestic International Sales Corporation, or “IC-DISC”. AXP IC-DISC tax-exempt status was authorized and approved by the United States Department of the Treasury, Internal Revenue Service. As an IC-DISC, AXP Holding may, under certain conditions, act as a sister corporation to entities and provide services to assist a company in obtaining lower tax rates on export income. In addition to the export tax savings provided by AXP, AXP can provide an additional array of services including promoting the Company’s export activities, purchasing receivables from the Company at a discount through a factoring relationship, and providing the Company with working capital loans.

The term under the IC-DISC Service Provider Agreement is set to expire on December 6, 2019, absent early termination for breach thereof by either party. AXP retains the right to extend the term, exercising its sole discretion, to December 6, 2024 by providing written notice to the Company by November 6, 2019. AXP has agreed to a non-compete and non-circumvent in providing the services under the IC-DISC Service Provider Agreement.

The Company has agreed to pay AXP a commission fee up to the greater of 50% of the Company’s export net income or 4% of the Company’s export gross receipts. The Company will determine the exact amount and the method of payment of the commission fee. The commission fee shall be paid at the option of the Company periodically throughout the year, but no later than December 31 on annual basis. If there is no commission fee due to no export sales, the Company will pay AXP an export service fee of $50,000. The export service fee, if any, is due on or before December 31 on an annual basis.

In addition, for referring businesses from the Company’s “Export Platform” or “Community,” AXP agrees to pay the Company 25% of each “Sales Export Service Fee” charged and received as an “IC-DISC Commission” from each Exporter or Licensee resulting from participating in the Export Platform or Community. This fee is called a “Group Export Consulting Fee” in the IC-DISC Service Provider Agreement, and is due no later than fifteen business days after receipt from the Exporter or Licensee, but no later than December 31 on an annual basis. For illustrative purposes, if AXP receives and or charges an Exporter 50% of its net export sales as a commission, and that value is $100,000, AXP would owe the Company 25%, or $25,000. Furthermore, during the term, the Company shall pay AXP a flat fee of $5,000 per transaction for purchasing receivables from the Company, plus an interest rate for such factoring at the prime rate plus one-percent.

The Company is in the early stages of its operations, and many of its plans and objectives are aspirational in nature, and thus might never come to fruition. At this time, the Company plans to retain engineering and architectural firms based in the United States who have extensive experience in developing modular structures in the United States, China and other foreign locations based on market demand, which has not been thoroughly researched to date. The Company has been focused on obtaining quotes, negotiating formal engagements and researching all aspects of the modular construction industry. While the infrastructure is still in the developmental stage, the Company is confident that it has the experience, or access to those with experience, in the modular construction field.

The Company plans on engaging in onsite placement and delivery of modular structures. Mr. Perkins has extensive experience in operating business in China. One of the reasons that Mr. Perkins was sought out and invited to participate in developing the modular industry in China is that he was the co-chairman of a construction company in China - Yilaime Foreign Partnership in Henghsui China. His experience with Yilaime Foreign Partnership allows ATI Modular to call on local companies in China as well as modular companies and experts in the United States to help provide on-site services. Yilaime Foreign Partnership is not a related party to the Company, ATI, Yilaime or AXP.

In addition, the Company recently joined the Modular Building Institute in Charlottesville, Virginia. In September of 2016, Mr. Perkins attended the Institute’s annual exposition in order to line up available suppliers, and experts in the modular construction field.

We intend on offering support services in all phases of modular construction. Our approach will be to focus on exporting United States based technology, services and equipment, and general “know-how.” Exporters in our related company, AmericaTowne, are experienced in the modular field and we plan on allowing those experienced exporters to participate in various levels of our program.

The Company currently does not have a principal supplier of raw materials. The Company has identified potential sources of raw materials in the United States through its membership in the Modular Building Institute. One of our primary challenges will be pricing the source of raw materials and delivery to China. We are also looking to potential raw material sources in China.

To operate within China, the Company requires approval of government officials in China. In both cases where the Company has signed Cooperative Agreements (and in the case of the Shexian Agreement), and at the invitation of the local government, we have the approval to register and conduct business.

Employees

The Company currently has eight full-time employees.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Going Concern

Our auditor has expressed substantial doubt about your ability to continue as a going concern. Our net loss after provision for income tax is $3,693, and we do not have sufficient revenue to cover any further losses that may occur.

Item 1A. Risk Factors.

As a smaller reporting company, we are not required to provide the information required by this item.

 Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

In fiscal year 2016, the Company achieved $125,000 in revenue. The Company's revenue recognition policies comply with FASB ASC Topic 605. The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists,(ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. In fiscal year 2016, the Company achieved $125,000 in revenue under the Modular Services Agreement with ATI.

We can make no assurances that we will find commercial success in any of our products. We also rely upon the Sales and Support Services Service Agreement with Yilaime for revenues. We are implementing a new business plan and have very limited experience in sales expectations and forecasting in this area. We also have not fully discovered any seasonality to our business as we end operations for the fourth quarter of 2016. Entering the first Quarter of the next fiscal year, we intend on relying on both Yilaime and AmericaTowne, Inc. for operational support. If we cannot achieve independent commercial success, we may need to continue to rely on Yilaime and AmericaTowne for support. If either company at any time decides to alter or change materially our arrangement, we could experience a material adverse effect on the Company. Additionally, the results of operations are based upon a limited view since the controlling interest was acquired and a new business plan implemented.

Results of Operations through June 30, 2016

Our operating results are summarized as follows:

	For the Year Ended June 30, 2016	For the Year Ended June 30, 2015
Revenues	$125,000	$0
Cost of Revenues	$0	$0
Gross Profit	$125,000	$0
Operating Expenses	$132,552	$3,859
Provision for income taxes	$-	$-

During fiscal year 2016, the Company had sales of $125,000, compared to 2015 sales of $0. Our sales of $125,000 was derived from the Modular Services Agreement with ATI.

We can make no assurances that we will find commercial success in any of our revenue producing contracts. We are implementing a new business plan and thus have very limited experience in sales expectations and forecasting. We also have not fully discovered any seasonality to our business as we began operations in the first quarter of 2017.

 Operating Expenses

Our expenses for the period through June 30, 2016 are outlined in the table below:

	For the Year Ended June 30, 2016	For the Year Ended June 30, 2015
General and administrative	$110,386	$0
Professional fees	$22,166	$3,859
Total operating expenses	$132,552	$3,859

Our operating expenses are largely attributable to office, rent; stock compensation fee and professional fees incurred implementing our business plan. Compared to 2015, our operating expenses increased $128,693. The increase is due to implementing our new business model.

Net Income

As a result of our operations, for 2016, the Company reported net loss after provision for income tax of $3,693. In 2015 our net loss was $3,859. The slight decrease in net loss is due to starting to implement our business plan.

Liquidity and Capital Resources

Working Capital

	For the Year Ended June 30, 2016	For the Year Ended June 30, 2015
Current Assets	$137,991	$0
Current Liabilities	$49,699	$3,859
Working Capital (Deficit)	$88,292	($3,859)

We have working capital of $88,292 on June 30, 2016. Compared to June 30, 2015, our working capital deficit was $3,859. The increase is due to increased current assets from effectively taking initial steps to implement our business plan.

 Cash Flow

	For the Year Ended June 30, 2016	For the Year Ended June 30, 2015
Net cash provided by operating activities	$23,397	$-
Cash used in investing activities	$-	$-
Cash provided by financing activities	$4,156	$-
Increase (Decrease) in cash	$19,241	$-

Cash Provided by Operating Activities

Compared to 2015, increase in cash provided by operating activities in 2016 is mainly due to increase in deposit from customers.

Cash Used in Financing Activities

We spent $4,156 on fixed assets for 2016.

As of June 30,2016, the Company had sufficient amount of cash to operate its business at the current level for the next twelve months, but insufficient cash to achieve our business goals and initiatives set forth above. To address the cash situation, the Company continues to manage its cash accounts and receivables closely.

To date, we have been able to meet all of our account payable obligations within a five to ten day window. If required, we can extend this window to improve our cash flow position. Additionally, we have a plan to increase sales. There is no assurance that we will be able to maintain this level of operations.

The success of our business plan beyond the next twelve months is contingent upon us growing our business, keeping costs down, increasing revenue and obtaining additional equity and/or debt financing. We intend to fund operations through our pro-active efforts to monitor receivables, and debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There is no assurance that such additional financing will be available to us on acceptable terms, or at all or that our receivable plan will be effective in the future.

Plan of Operation and Cash Requirements

The Company anticipates that its expenses over the next twelve months will be approximately $1,500,000 as described in the table below. These estimates may change significantly depending on the nature of our business activities and our ability to raise capital from our shareholders or other sources.

Description	Potential Completion Date	Estimated Expenses ($)
Trade Center Operations	12 months	550,000
Salaries	12 months	100,000
Utility expenses	12 months	50,000
Investor relations costs	12 months	100,000
Marketing expenses	12 months	350,000
Professional fees	12 months	150,000
Other administrative expenses	12 months	200,000
Total		1,500,000

Our other administrative expenses for the year will consist primarily of transfer agent fees, bank and interest charges and general office expenses. The professional fees are related to our regulatory filings throughout the year and include legal, accounting and auditing fees.

Based on our planned expenditures, we will require approximately $1,500,000 to proceed with our business plan over the next twelve months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

We intend to raise the balance of our cash requirements for the next twelve months from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through such efforts, we may review other financing possibilities such as bank loans. At this time we do not have a commitment from any third-party to provide us with financing. There is no assurance that any financing will be available to us or if available, on terms that will be acceptable to us.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations, as we do not have sufficient tangible assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. At the close of 2016, we are considering financing arrangements for our common stock. However, the arrangements are not final and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to finance our operations. In the absence of such financing, we may be forced to abandon our business plan.

 Quantitative and Qualitative Disclosures About Market Risk.

We have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. We believe that adequate controls are in place to monitor any hedging activities. We do not have any borrowings and, consequently, we are not affected by changes in market interest rates. We do not currently have any sales or own assets and operate facilities in countries outside the United States and, consequently, we are not effected by foreign currency fluctuations or exchange rate changes.  Overall, at this time, we believe that our exposure to interest rate risk and foreign currency exchange rate changes is not material to our financial condition or results of operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Item 3. Properties.

We currently do not own any properties. We rent office space and equipment from Yilaime for $2,500 per month. The Company currently has no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock as a group as of September 25, 2014. There are not any pending arrangements that may cause a change in control. The information presented below has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose.

A person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

Name and Address(1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)

Alton Perkins(3)	110,117,593(4)	87%

All Officers and Directors as a group (1 person)	10,000,000
_________________
(1)	The address for the person named in the table above is c/o the Company.

(2)	Based on 126,075,716 shares outstanding as of the date of this Registration Statement.

(3)	Alton Perkins is Chief Executive Officer, Chief Financial Officer, Secretary and Director of the Company.

(4) Individually, and through Yilaime and Perkins Trust

This table is based upon information derived from our stock records. We believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Item 5. Directors and Executive Officers.

(a)  Identification of Directors and Executive Officers.

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position(s)

Alton Perkins	62	Chief Executive, Secretary, Treasurer and Director

Alton Perkins – Sole Director and Officer. Mr. Perkins has been the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of the Company since the change in control event on June 27, 2016. Mr. Perkins serves in these same capacities for ATI, Yilaime, Yilaime NC and AXP Holding. Mr. Perkins is a former decorated Air Force Officer and Missile Launch Officer with 22 years of military service, who graduated from the University of Southern Illinois with a B.S. in Business Administration and a M.B.A. from the University of North Dakota. Between 1988 and 1997, he held CEO positions with start-up companies in the jet fuels, defense contracting, construction, business consulting and development, and real estate industries. Between 1997 and 2009, Mr. Perkins served as the CEO and Chief Technology Officer for internet, childcare operations, media, and realty development companies. From 2009 to the present, Mr. Perkins has served as Chairman of Yilaime and its related entities – ATI, Yilaime NC and AXP Holding. Mr. Perkins has expertise in conducting business in China. Living and working in China studying Chinese consumer habits, working with Chinese entrepreneurs and government agencies, he developed the AmericaTowne® and AmericaStreet™ concepts.

In addition to serving as Co-Chair of Yilaime Foreign Invested Partnership in China, an entity focused on real estate development, he served as a chief consultant to a major Chinese chemical company responsible for funding and technology transfer, and coordinated business with USA based auditors, DOW Chemical and USA Exim Bank. In addition, Mr. Perkins is the recently appointed sole director and officer with EXA, Inc., a Florida corporation (“EXA”). The Company’s largest shareholder – ATI, closed on the purchase of the majority and controlling interest of EXA on October 13, 2016. EXA is listed on the OTC:Pinks as “EXAI.” No Company funds were used to purchase ATI’s interest in EXA.

Mr. Perkins is subject to a Desist and Refrain Order dated March 21, 2008 (the “Order”) issued by the State of California’s Business, Transportation and Housing Agency, Department of Corporations (the “Department”). In 2003, Mr. Perkins had been the Chief Executive Officer of Sunburst Holding Corporation (“Sunburst”). The Department alleged that in May of 2003, Sunburst and Mr. Perkins offered and sold securities through general solicitation to finance art-related activities. Neither Sunburst nor Mr. Perkins had been issued a permit or other form of qualification authorizing the sales in California. The Department alleged that Sunburst and Mr. Perkins omitted material facts, and more specifically, that Mr. Perkins had pled no contest to felony counts related to an indictment for fraudulent misappropriation of funds in a fiduciary capacity in Maryland, and had received a five-year suspended sentence.

The Department was of the opinion that investments offered and sold by Sunburst and Mr. Perkins constituted securities, which were subject to qualification under the California law, and that the securities were offered without being qualified, and were not exempt, in violation of California law. The Department ordered Sunburst and Mr. Perkins to desist and refrain from the further offer or sale of securities in California unless and until qualification has been made under the law or unless exempt. The Department also ordered that Sunburst and Mr. Perkins to desist and refrain from offering or selling or buying or offering to buy securities in California, including but not limited to stock, by means of any written or oral communication which includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

Mr. Perkins has been in compliance with the Order since issuance. The Order is not related in any manner with respect to the Company or its related parties. To the extent the Order was entered (i.e. only copy available for inspection by management is an unsigned version), there is no restriction on Mr. Perkins from engaging in an offering in California provided he complies with the appropriate disclosures and laws. The Company is not aware of any similar orders in any other jurisdiction.

The Company further discloses that the aforementioned Order references the failure of Mr. Perkins to disclose a conviction in the Circuit Court for Prince George’s County, Maryland, for fraudulent misappropriation by a fiduciary and other convictions. The Company is not aware of any such conviction; furthermore, Mr. Perkins has disclosed to the Company that he obtained a judgment out of the Superior Court of Mecklenburg County in North Carolina in the amount of $125,000 against the individual who defamed him and published comments related to the false conviction.

(b) Significant Employees. None

(c) Family Relationships. Mr. Perkins’ wife, Xiang Mei Lin Perkins, is a beneficiary under the Perkins Trust.

(d) Involvement in Certain Legal Proceedings.

Except as otherwise disclosed, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

(e) The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

(f) Code of Ethics. We do not currently have a code of ethics.

Prior Blank Check Company Experience

Mr. Perkins is the only member of management who has served as an officer or director of a prior blank check company.

Name	Filing Date Registration Statement	Operating Status	SEC File Number	Pending Business Combinations	Additional Information

AmericaTowne, Inc.	May 12, 2015	Effective November 5, 2015	000-55206	None	None
ATI Nationwide Holding Corp.	N/A	Shell Company	000-1591387	None	None

Mr. Perkins beneficial ownership in ATI is set forth in this Registration Statement. ATI, formerly known as Alpine 5, Inc., filed its Form 10-12G/A on June 13, 2014. ATI ceased to be a blank check company on March 3, 2015 upon the Commission having no further comment on ATI’s disclosures on Form 8-K, Item 5.06 (Change in Shell Status). ATI is publicly reporting with the Commission. ATI is engaged in exporting and consulting in the exporting of American made goods, products and services to China and Africa through strategic relationships in China and in the United States, which is referred to internally by the Company as the ‘AmericaTowne Platform.’ The Company's forward-looking vision is to create a physical location called AmericaTowne in China that incorporates business selling the ‘American experience’ in housing, retail, education, senior care and entertainment.

ATI is the majority and controlling shareholder of ATI Nationwide Holding Corp., a Florida corporation (“ATI Nationwide”). ATI Nationwide is formerly known as EXA, Inc. ATI Nationwide is listed on the OTC Market Place Pink Sheets as “EXAI.” ATI Nationwide has a Notice of Corporate Action currently pending with FINRA changing its name and requesting a change in symbol. ATI acquired the controlling interest in ATI Nationwide through a private stock acquisition with Carson Holdings, LLC, a Utah limited liability company, and Joseph C. Passalaqua, an individual, which closed on October, 7 2016. ATI Nationwide is a blank check company; however, through ATI’s performance under the Master Joint Venture and Operational Agreement with Nationwide Microfinance Limited, a Ghanaian corporation, which has been disclosed by ATI on Form 8-K dated July 14, 2016, ATI Nationwide is in the process of taking necessary steps to cease being a blank check company; however, there is no guarantee that it will be able to cease being a blank check company.

Item 6. Executive Compensation.

On July 1, 2016, the Company entered into an Employment Agreement with Mr. Perkins to serve as the Company’s Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary (the “Employment Agreement”). The term of the Employment Agreement is five years with successive one-year option terms. In consideration his services under the Employment Agreement, the Company issued 10,000,000 shares of restricted common stock to Mr. Perkin’s designee – the Perkins Trust, which is allowed for under Section 3.2 of the Employment Agreement.

The stock issuance is subject to certain lock-up provisions in the Employment Agreement, which are more thoroughly set forth in the enclosed exhibit. Until the Company acquires additional capital, it is not anticipated that Mr. Perkins, or any future officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company. In addition to this issuance, the Company agreed to issue Mr. Perkins, or his authorized designee, an option to purchase up to 5,000,000 shares of common stock of the Company per year at any time prior to the conclusion of the first year of the Employment Agreement, i.e. prior to 365 days after execution of the Employment Agreement, at a price of 1.5% per share of the closing price of the Company’s stock quoted on a major exchange or OTC Market one business day before purchase, and annually thereafter for a total of 5 consecutive years. The shares purchased under this option are subject to all rights and lock-up restrictions set forth in the Employment Agreement.

Mr. Perkins, who is also a director, officer and control person of ATI, intends to devote very limited time to our affairs. Other than as set forth above, the Company has no stock option, retirement, pension, or profit sharing programs for the benefit of directors, officers or other employees, but our sole officer and director may recommend adoption of one or more such programs in the future. The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officer and director.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The Company has not entered into, nor does it have plans to enter into, any related party transaction in excess of $120,000 since the beginning of its last year, i.e. since July 1, 2016. For those related party transactions entered into the preceding fiscal year, i.e. prior to July 1, 2016, we incorporate those disclosures set forth in Item 1(b). For these transactions, as disclosed above, Mr. Perkins has a direct and indirect material interest in our performance of those related-party transactions by virtue of his beneficial, and controlling, ownership in ATI, Yilaime and AXP Holding. The approximate dollar amount on an annual basis is: (a) Sales and Support Services Agreement with Yilaime is $1,000,000, (b) Modular Construction & Technology Services Agreement with ATI is $500,000, and (c) IC-DISC Service Provider Agreement with AXP Holding is a minimum of $50,000, and could exceed approximately $200,000 based on performance. Mr. Perkins approximate dollar value of the amount of the related party transactions is $1,550,000, not accounting for profit or loss.

We do not have a policy or procedures in place for the review, approval or ratification of any related-party transaction, other than, written consent in lieu of the meeting of the Board of Directors or shareholders, as the case may be, for the given transaction. The related party transactions set forth in Item 1(b) were approved by the Board of Directors, but not approved pursuant to any written policy or procedure. Our internal controls in the review, approval or ratification of related party transactions are not sufficient. The Company has no disclosures regarding promoters since none have been used over the past five years. The Company’s parent entity – ATI, owns 86% of the common shares of the Company, and thus has control over the affairs of the Company.

Mr. Perkins is involved in other business activities and may, in the future, become involved in other business opportunities. These other businesses might be vendors or service providers to the Company, e.g. ATI, Yilaime and AXP Holding, or might take more of Mr. Perkins’ time in providing director and officer services to the Company. Furthermore, a conflict of interest might arise if Mr. Perkins’ other business activities coincide with an event of the Company. As a result, Mr. Perkins would have to evaluate and act on a conflict in selecting between the Company and his other business interests. The Company has not formulated a policy for resolution of any conflict of interest.

We do not have director independence under Item 407(a) of Regulation S-K. Pursuant to Article XI of the Company’s Bylaws, no contract or transaction shall be void or voidable if such contract or transaction is between the corporation and one or more of its Director or Officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or Officers, are directors or officers, or have a financial interest, when such Director or Officer is present at or participates in the meeting of the Board, or the committee of the shareholders which authorizes the contract or transaction or his, her or their votes are counted for such purpose, if:

(a)      the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and are noted in the minutes of such meeting, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(b)     the material facts as to his, her or their relationship or relationships or interest or interests and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(c)      the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the shareholders; or

(d)      the fact of the common directorship, office or financial interest is not disclosed or known to the Director or Officer at the time the transaction is brought before the Board of Directors of the Corporation for such action.

Such interested Directors may be counted when determining the presence of a quorum at the Board of Directors' or committee meeting authorizing the contract or transaction.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no established public trading market for the Company’s common shares. The Company is quoted on the OTCMarkets:Pink as “GREI.” The Company currently has pending a request for corporate action changing the symbol, and once completed, the Company will make the requisite disclosures. The Company is subject to Alternative Reporting Standards. The range of high and low bid information for the Company’s common shares for each full quarterly period within the two most recent fiscal years, and any subsequent interim period for which financial statements are included, or as required under Article 3 of Regulation S-X, is as follows:

	10/1/14-12/31/14	1/1/15-3/31/15	4/1/15-6/30/15	7/1/15-9/30/15	10/1/15-12/31/15	1/1/16-3/31/16	4/1/16-6/30/16	7/1/16-9/23/16
High	0.14	0.14	0.1	0.3	0.14	0.44	0.4	9.74
Low	0.14	0.1	0.1	0.01	0.09	0.1	0.15	0.4

As of September 26, 2016, there are approximately 172 record holders of our common stock with an aggregate of 126,075,716 shares issued and outstanding. The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business. We have no securities authorized for issuance under any Equity Compensation Plans.

Item 10. Recent Sales of Unregistered Securities.

Within the past three years, the Company issued a total of 100,500,000 shares of unregistered securities. In 2016, the Company had issued 100,000,000 shares to Joseph Arcaro (“Arcaro”) for services rendered in the amount of $100,000. ATI subsequently purchased these shares on June 2, 2016 in a private transaction without solicitation or through the use of a broker or intermediary. As a condition of closing the Stock Purchase Agreement with Arcaro, Arcaro facilitated the cancellation of 500,000 shares of the Company’s common stock previously issued in 2016 for rights under an oil lease. The Company has no further rights, title or interest in the oil lease. In both issuances, the Company relied on Section 4(2) of the Securities Act of 1933, as amended. We believe that Section 4(2) was available because neither of the issuances involved underwriters, underwriting discounts or commissions; restrictive legends had been placed on the certificates; no sales were made by general solicitation; and the issuances were made to an accredited investor in consideration of a release of a debt obligation.

Item 11. Description of Registrant’s Securities to be Registered.

Common Stock

The Company has 250,000,000 shares of authorized common stock (CUSIP# 00215H 103), of which, as of the end of its fiscal year had 126,075,716 issued and outstanding. Of the amount of issued and outstanding, ATI owned a total of 100,000,000 shares as a result of the closing of the Stock Purchase Agreement on June 6, 2016 with Arcaro, above.

Between June 13, 2016 and September 13, 2016, Mr. Perkins purchased on the open market, as trustee of the Alton & Xiang Mei Lin Perkins Family Trust (the “Perkins Trust”), with a tax identification number of 46-7513804, and individually, 15,964 shares and 101,629 shares, respectively, of the Company’s common stock at the average per share price of $1.91 and $.89, respectively. Perkins and Perkins Trust used personal funds for the purchase. The total number of shares issued and outstanding as of the date of this Registration Statement equals 126,615,309. ATI, Perkins Trust and Perkins beneficially own 110,117,593 shares, or 87%, of the Company’s common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors; are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid and non-assessable and are fully paid for and non-assessable.  As of the date of this prospectus, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position and our general economic condition.  It is our intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred stock

We do not have a class of preferred stock.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

We will be required to file reports with the SEC under section 15(d) of the Securities Act and the reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock Transfer Agent

The Company’s Transfer Agent is Pacific Stock Transfer Co. (www.pacificstocktransfer.com) located at 6725 Via Austin Parkway, Suite 300 in Las Vegas, Nevada 89119 (telephone number (800) 785-7782).

(b) Debt Securities. None

(c) Other Securities to be Registered. None

Item 12. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes empowers Nevada corporations to indemnify their officers and directors and further states that the indemnification provided by Section 78.7502 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office; thus, Section 78.7502 does not by itself limit the extent to which the Company may indemnify persons serving as its officers and directors. The Company’s Articles of Incorporation and Bylaws authorize the indemnification of the officers and directors of the Company as permitted by Section 78.7502.

The Board of Directors of the Company has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its officers and directors, and to assume for itself liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its stockholders.

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our Bylaws are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ATI Modular pursuant to provisions of the State of Nevada, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

 Item 13. Financial Statements and Supplementary Data.

We set forth below a list of our audited financial statements included in this Registration Statement on Form 10. The financial statements follow page 19 of this Registration Statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements and related notes are included as part of this Registration Statement on Form 10 as indexed in the appendix on page F-1 through F-6.

(b) Exhibits.

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3.1	Articles of Incorporation	X
3.2	Amended Articles of Incorporation - Increase in Shares	X
3.3	Amended Articles of Incorporation - Name change	X
3.4	By-laws	X
4.1	Specimen Stock Certificate	X
4.2	Stock Purchase Agreement (Arcaro)	X
10.1	Cooperative Agreement between AmericaTowne and Shexian County Investment Promotion Bureau	X
10.2	Sales and Support Services Agreement (Yilaime)	X
10.3	Modular Construction & Technology Services Agreement (ATI)	X
10.4	IC-DISC Service Provider Agreement (AXP Holding)	X
10.5	Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project, Yongan Agreement	X
10.6	Investment and Cooperation Agreement for ATI Modular Green Building Manufacturing Project, Chizou Jiangnan Agreement	X
10.7	Employment Agreement (Perkins)	X
23.1	Consent of Independent Auditors	X

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 2, 2016		ATI MODULAR TECHNOLOGY CORP.

	By:	/s/ Alton Perkins
Alton Perkins, President, Secretary, and Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ATI Modular Technology Corp

We have audited the accompanying balance sheets of ATI Modular Technology Corp as of June 30, 2016 and 2015, and the related statement of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended June 30, 2016. ATI MODULAR TECHNOLOGY CORP's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ATI Modular Technology Corp as of June 30, 2016 and 2015, and the results of operations and cash flows for each of the years in the two-year period ended June 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is still in development stage and has not created sufficient revenue to cover any operating losses it may incur. The Company has incurred accumulated deficit of $56,581 as of June 30, 2016 that includes loss of $3,693 for the year ended June 30, 2016. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Yichien Yeh, CPA

Yichien Yeh, CPA

Oakland Gardens, New York

July 25, 2016

F-1

ATI Modular Technology Corp
Balance Sheets

	June 30	June 30
	2016	2015

Assets

Current assets
Accounts receivable, net - related parties	$118,750	$-
Advances to officers	$19,241	$-
Total Current Assets	137,991	-

Office Equipment Furniture & Fixtures	4,156	-
Goodwill	206,992

Total Assets	$349,139	$-

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
Accounts payable and accrued expenses	$19,699	$3,859
Deposit from customers	30,000	-
Total Current Liabilities	49,699	3,859

Total Liabilities	49,699	3,859

Commitments and Contingencies

Stockholders' Equity (Deficit)
Common stock,$0.001 par value, 250,000,000 shares authorized;
116,075,716 and 16,075,716 shares issued and outstanding, respectively	116,076	16,076
Additional paid in capital	239,945	32,953
Accumulated deficit	(56,581)	(52,888)
Total stockholders' equity (deficit)	299,440	(3,859)
Total liabilities and stockholders' equity (deficit)	$349,139	$-

See Notes to Financial Statements

F-2

ATI Modular Technology Corp
Statements of Operations

	For the Years Ended
	June 30
	2016	2015

Revenue	$125,000	$-

Operating Expenses
General and administrative	132,552	3,859

Net Income (Loss) from Operation	(7,552)	(3,859)

Other Income	3,859	-

Net Income (Loss) from Operation before Taxes	(3,693)	(3,859)

Provision for Income Taxes	-	-

Net Income (Loss)	$(3,693)	$(3,859)

Earnings (Loss) per Common Share-Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Number of Common
Shares Outstanding Basic and diluted	16,075,716	16,075,716

See Notes to Financial Statements

F-3

ATI Modular Technology Corp
Statements of Changes in Stockholders' Equity (Deficit)
For the Years Ended June 30, 2016 and 2015

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, June 30, 2014	16,075,716	$16,076	$32,953	$(49,029)	$-

Net loss for the year ended June 30, 2015	-	-	-	(3,859)	(3,859)

Balance, December 31, 2014	16,075,716	$16,076	$32,953	$(52,888)	$(3,859)

Shares issued for services	100,000,000	100,000	-	-	100,000

Application of pushdown accounting	-	-	206,992	-	206,992

Net loss for the year ended December 31, 2015	-	-	-	(3,693)	(3,693)

Balance, December 31, 2015	116,075,716	$116,076	$239,945	$(56,581)	$299,440

See Notes to Financial Statements

F-4

ATI Modular Technology Corp
Statements of Cash Flows

	For the Years Ended
	June 30
	2016	2015
Operating Activities
Net income (loss) of the period	$(3,693)	$(3,859)
Adjustments to reconcile net income (loss) from operations
Bad debt expense	6,250	-
Shares issued for services	100,000	-
Changes in Operating Assets and Liabilities
Accounts receivable	(125,000)	-
Advances to officers	(19,241)	-
Accounts payable and accrued expenses	15,840	3,859
Deposit from customers	30,000	-
Income tax payable	0	-
Net cash provided by operating activities	4,156	-

Financing Activities
Purchase of fixed assets	(4,156)	-
Net cash used in financing activities	(4,156)	-

Net increase (decrease) in cash and equivalents	-	-

Cash and equivalents at beginning of the period	-	-
Cash and equivalents at end of the period	-	$-

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

See Notes to Financial Statements

F-5

 Notes to Financial Statements

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

ATI Modular Technology Corp., defined above and herein as the “Company” or the “Issuer,” formerly Global Recycle Energy, Inc., was incorporated under the laws of the State of Nevada on March 7, 2008. The Company is engaged in the development and the exporting of modular energy efficient technology and processes that allow government and private enterprises in China to use US-based methods for creating modular spaces, facilities, and properties. The Company is currently evaluating a physical location for its operations in China along with a manufacturing facility. As with any business plan that is aspirational in nature, there is no assurance we will be able to accomplish all of our objective or that we will be able to meet our financing needs to accomplish our objectives.

The Company entered into the Modular Services Agreement with AmericaTowne, a related party and the majority and controlling shareholder of the Company, to support AmericaTowne’s obligations under the Shexian Agreement in designing, installing and manufacturing American modular technology for use in all government and private buildings throughout Shexian County, and elsewhere in China. The terms and conditions of the Modular Services Agreement with AmericaTowne and the Shexian Agreement are set forth above.

Also, the Company has entered into the Jiangnan Agreement and the Yongan Agreement in order to pursue the development of business opportunities involving modular technology and investments, and business development. While we plan to have robust operations in the United States and international locations to support the AmericaTowne concept and trade center, we expect the bulk of our operations and revenue will come from China.

China's economy and its government impact our revenues and operations. While AmericaTowne has an agreement in place with the government in Shexian, which we believe will lead to the development of a major manufacturing facility in Shexian, and in turn revenue to the Company through the Modular Services Agreement with AmericaTowne, there is no assurance that we will operate the facility successfully. Additionally, the Company will need government approval in China to operate other aspects of our business plan. There is no assurance that we will be successful in obtaining approvals from government entities to operate other aspects of our business plan. Finally, Mr. Perkins, as a control person of each entity – AmericaTowne and the Company, might elect to forego certain obligations of AmericaTowne under the Shexian Agreement or not enter into a more definitive agreement with the Shexian County Bureau, which in turn, could impact the Company’s ability to meet its business plan set forth herein.

F-6

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP”).

Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on June 30.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Financial Instruments

The carrying amount reported in the balance sheet for cash, accounts receivable, accounts payable, accrued expenses, interest payable and short-term notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts' receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollected amounts through a charge to earnings and a credit to an allowance for bad debts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for bad debts and a credit to accounts receivable.

Our bad debt policy is determined by the Company's periodic review of each account receivable for reasonable assurance of collection.

Factors considered are the exporter's financial condition, past payment history if any, any conversations with the exporter about the exporter's financial conditions and any other extenuating circumstances. Based upon the above factors the Company makes a determination whether the receivable are reasonable 2016 and 2015, based upon our limited history, our allowance for bad debt is just above bad debt we anticipate will be written off for the year.

F-7

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Property, Plant, and Equipment

Property, plant and equipment are initially recognized recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

 Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Office equipment	5 years

For the years ended June 30, 2016 and 2015, depreciation expense is $0.

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards ASC 740 Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company was established under the laws of the State of Delaware and is subject to U.S. federal income tax and Delaware state income tax. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Earnings per Share

In February 1997, the FASB issued ASC 260, "Earnings per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. ASC 260 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of ASC 260 effective (inception).

Basic earnings or net loss per share amounts are computed by dividing the net income or loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

F-8

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

Pushdown Accounting and Goodwill

Pursuant to applicable rules (FASB ASC 805-50-S99) the Company used push down accounting to reflect AmericaTowne Inc.’s purchase of 86% of the shares of the Company's common stock. Joseph Arcaro, the Company's prior controlling shareholder entered into an agreement to sell an aggregate of 100,000,000 shares of the Company's common stock to AmericaTowne Inc. effective upon the closing date of the Share Purchase Agreement dated June 2, 2016. Joseph Arcaro executed the agreement and owned no shares of the Company's common stock. This transaction resulted in AmericaTowne Inc. retaining rights, title and interest to 86% of issued and outstanding shares of common stock in the Company. Joseph Arcaro was not, nor has ever been, a related party to AmericaTowne.

The purchase cost for the agreement was $175,000. The implied fair value of the Company’s net assets is $203,133 which is used as a new accounting basis for its net assets. Since there was no assets on the company's book on June 6, 2016, to make the company's net assets $203,133, the Company recorded $206,992 in goodwill ($206,992-$3,859=$203,133; $3,859 was a liability of accounts payable). Therefore, in recognizing push down accounting, the Company's net asset increased by the amount reflected by Goodwill.

Revenue Recognition

The Company's revenue recognition policies comply with FASB ASC Topic 605. The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists,

(ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

There were no sales returns and allowances from inception to June 30, 2016.

F-9

Valuation of Goodwill

We assess goodwill for potential impairments at the end of each fiscal year, or during the year if an event or other circumstance indicates that we may not be able to recover the carrying amount of the asset. In evaluating goodwill for impairment, we first assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. If we conclude that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then no further testing of the goodwill assigned to the reporting unit is required. However, if we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment to be recognized, if any.

In the first step of the review process, we compare the estimated fair value of the reporting unit with its carrying value. If the estimated fair value of the reporting unit exceeds its carrying amount, no further analysis is needed. If the estimated fair value of the reporting unit is less than its carrying amount, we proceed to the second step of the review process to calculate the implied fair value of the reporting unit goodwill in order to determine whether any impairment is required. We calculate the implied fair value of the reporting unit goodwill by allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss for that excess amount. In allocating the estimated fair value of the reporting unit to all of the assets and liabilities of the reporting unit, we use industry and market data, as well as knowledge of the industry and our past experiences.

We base our calculation of the estimated fair value of a reporting unit on the income approach. For the income approach, we use internally developed discounted cash flow models that include, among others, the following assumptions: projections of revenues and expenses and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. We base these assumptions on our historical data and experience, third-party appraisals, industry projections, micro and macro general economic condition projections, and our expectations.

We have had no goodwill impairment charges for the year ended June 30, 2016, and as of June 30, 2016, the estimated fair value of each of our reporting units exceeded its' respective carrying amount by more than 100 percent based on our models and assumptions.

F-10

NOTE 3. GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company is still in development stage and has not created sufficient revenue to cover any operating losses it may incur. The Company has incurred losses since inception resulting in an accumulated deficit of $56,581 as of June 30, 2016 that includes loss of $3,693 for the year ended June 30, 2016. Management's plans include the raising of capital through the equity markets to fund future operations, seeking additional acquisitions, and generating of revenue through our business. However, there can be no assurances the Company will be successful in its efforts to secure additional equity financing and obtaining sufficient revenue producing contracts. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4. ACCOUNT RECEIVABLES – RELATED PARTIES

The nature of the accounts receivable for June 30, 2016 in the amount of $125,000 are for modular construction and technology services and utilization of anticipated modular construction technology by ATI pursuant to the Modular Construction & Technology Services Agreement between ATI and the Company dated June 28, 2016 (hereinafter, the “ATI Services Agreement”). The Company's allowance for bad debt is $6,250, which provides a net receivable balance of $118,750.

Accounts receivable consist of the following:

	30-Jun	30-Jun
	2016	2015

Accounts receivable- related parties	125,000	0
Less: Allowance for doubtful accounts	(6,250)	0
Accounts receivable, net	$118,750	$0

Bad debt expense was $6,250 and $0 for the fiscal year ended June 30, 2016 and for June 30, 2015 respectively.

F-11

  NOTE 5. RELATED PARTIES TRANSACTIONS

ATI and the Company are parties to the ATI Services Agreement. ATI’s sole director, and Chief Executive Officer and Chief Financial Officer is Alton Perkins. Mr. Perkins is also the Company’s sole director, and Chief Executive Officer and Chief Financial Officer. Mr. Perkins is the beneficial owner of the controlling shares of stock in ATI through Yilaime Corporation, a Nevada corporation (“Yilaime”), AXP Holding Corporation and the Perkins Trust (defined above). Yilaime is a control party to ATI because it has title to greater than 50% of the issued and outstanding shares of common stock in ATI. Mr. Perkins directs all major activities and operating policies of each entity. The common control may result in operating results or a financial position significantly different from that, which would have been obtained if the enterprises were autonomous. Further, pursuant to ASC 850-10-50-6, the Company lists and provides details for all material related party transactions so that readers of the financial statements can better assess and predict the possible impact on performance.

Nature of Related Parties' Relationship

The Company entered into a Sales and Support Services Agreement with Yilaime on June 27, 2016 (the “Yilaime Services Agreement”). Under the Yilaime Services Agreement, for an exclusive agreement and a fee, Yilaime will provide the Company with marketing, sales and support services, which are defined in the Yilaime Services Agreement as “Marketing, Sponsorship, Partner, Supplier, Sales and Support Services.” In addition to these fees, Yilaime has to pay an Operations Fee to the Company for exclusive rights.

The Company entered into the ATI Services Agreement (defined above) on June 28, 2016. The ATI Services Agreement allows ATI to utilize anticipated modular construction technology during the term set forth therein. Furthermore, on June 29, 2016, the Company entered into a Service Provider Agreement with AXP Holding Corporation an Interest Charge - Domestic International Sales Corporation (“IC-DISC”) that allows the Company to take certain tax benefits where appropriate. The Company recognizes and confirms the requirements in ACS 850-10-50-6 to disclose all related party transactions between the Company and related party transactions and or relationships.

The Company also leases office space from Yilaime for $2,500/month.

Pursuant to ASC 850-10-50-6, the Company makes the following transaction disclosures for year ending or as of June 30, 2016:

For Statement of Operations:

       (a)        $125,000 in revenues for ATI Services Agreement with the Company;

     (b)          $2,500 for general and administrative expenses for rent expenses the Company Yilaime towards its lease agreement;

(c)	$100,000 of compensation expense by issuing 100,000,000 shares to Joseph Arcaro; and

(d)	$3,859 other income of debt forgiveness from Joseph Arcaro.

      For Balance Sheet:

(a)	$118,750 net account receivables ATI owes to the Company;

(b)	$19,241 advances to Officers-Alton Perkins; and

(c)	$30,000 deposit from customers- Yilaime.

F-12

 NOTE 6. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The cumulative tax effect at the expected rate of 34% of significant items comprising the net deferred tax amount is at June 30, 2016 and 2015 as follows:

	June 30, 2016		June 30, 2015

Deferred tax assets:
Net operating losses	$1,256		$1,312

Total deferred tax assets	1,256		1,312
Less: valuation allowance	(1,256)		(1,312)
Deferred tax assets, net	$-		$-
Reconciliation of Effective Income Tax Rate
	For the Year Ended June 30, 2016		For the Year Ended June 30, 2015

Statutory U.S. tax rate	34.00%		34.00%
Less: valuation allowance	(34.00%	)	(34.00%	)
Effective income tax rate	0%		0%

F-13